Innovation, Science and Economic Development Canada
Corporations Canada

Innovation, Sciences et Développement économique Canada
Corporations Canada

Form 1
Articles of Incorporation
Canada Business Corporations Act (s. 6)

Formulaire 1
Statuts constitutifs
Loi canadienne sur les sociétés par actions (art. 6)

1 Corporate name
Dénomination sociale

Gold Royalty Corp.

2 The province or territory in Canada where the registered office is situated
La province ou le territoire au Canada où est situé le siège social

BC

3 The classes and any maximum number of shares that the corporation is authorized to issue
Catégories et le nombre maximal d'actions que la société est autorisée à émettre

See attached schedule / Voir l'annexe ci-jointe

4 Restrictions on share transfers
Restrictions sur le transfert des actions

See attached schedule / Voir l'annexe ci-jointe

5 Minimum and maximum number of directors
Nombre minimal et maximal d'administrateurs

Min. 1 Max. 20

6 Restrictions on the business the corporation may carry on
Limites imposées à l'activité commerciale de la société

None

7 Other Provisions
Autres dispositions

See attached schedule / Voir l'annexe ci-jointe

8 **Incorporator's Declaration:** I hereby certify that I am authorized to sign and submit this form.
Déclaration des fondateurs : J'atteste que je suis autorisé à signer et à soumettre le présent formulaire.

Name(s) - Nom(s)	Original Signed by - Original signé par
Pat Obara	Pat Obara Pat Obara

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou l'une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the *Privacy Act* allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la *Loi sur les renseignements personnels* permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Schedule / Annexe

Description of Classes of Shares / Description des catégories d'action

The classes and any maximum number of shares that Gold Royalty Corp. (the "Corporation") is authorized to issue: an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series.

1. The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

a. Dividends – Subject to any prior rights of the registered holders of the Preferred Shares and of the registered holders of any other shares of the Corporation ranking senior to the Common Shares with respect to payment of dividends, the registered holders of the Common Shares shall have the right to receive such dividends, if any, in such amount and payable in such manner as the board of directors in its discretion may declare. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

b. Liquidation, Dissolution or Winding Up – Subject to any prior rights of the registered holders of the Preferred Shares or any other class of shares ranking senior to the Common Shares, the registered holders of the Common Shares shall have the right to receive, equally on a share-for-share basis, the remaining assets of the Corporation in the event of the liquidation, dissolution, or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

c. Voting Rights – The registered holders of the Common Shares shall be entitled to receive notice of, to attend and to cast one vote per Common Share held at all meetings of shareholders of the Corporation except meetings at which only registered holders of some other specified class or series are, at law or pursuant to the Articles, entitled to vote.

2. The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, are as follows:

a. The Preferred Shares may, upon compliance with the applicable provisions of the Canada Business Corporations Act (the "CBCA"), be issued at any time and from time to time in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the board of directors.

b. Subject to the provisions of the CBCA, the by-laws of the Corporation and the rights, privileges, restrictions and conditions attached to the Preferred Shares of any series, the directors may by resolution (a "Series Resolution") duly passed before the issuance of Preferred Shares of any series, alter the Articles to fix the number of Preferred Shares in, and to determine the designation of the Preferred Shares of, such series and alter the Articles to create, define and attach rights, privileges, restrictions and conditions to the Preferred Shares of such series, including (as examples only), without in any way limiting the generality of the foregoing, rights, privileges, restrictions and conditions concerning:

i. the rate, amount or kind of dividends, whether cumulative or non-cumulative, the currency or currencies or kind of payment, the date or dates and place or places of payment and the date or dates from which such dividends are to accrue;

ii. the right to receive notice of or to attend or to vote at any meeting of shareholders of the Corporation;

iii. if redeemable or purchasable, the redemption or purchase prices or the method of calculation thereof and terms and conditions of redemption or purchase, with or without provision for purchase or similar funds;

iv. any conversion, exchange or reclassification rights; and

v. any other terms not inconsistent with these Articles;

all as set forth in the articles of amendment relating to such series.

c. The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up of its affairs.

d. The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution, or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs and may also be given such other preferences over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the Preferred Shares as may be fixed by the board of directors as to the respective series authorized to be issued.

e. When any cumulative dividends or amounts payable on a return of capital are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with the sums which would be payable on the Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

f. The registered holders of the Preferred Shares shall not be entitled (except as specifically provided in the rights, privileges, restrictions, and conditions attaching to the shares of any series and except as provided in the CBCA) to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting for any purpose, but shall be entitled to have mailed to them copies of the financial statements and auditors' report thereon submitted to annual meetings of shareholders.

Schedule / Annexe

Restrictions on Share Transfers / Restrictions sur le transfert des actions

If the Corporation is, or becomes, a Corporation which is not a distributing Corporation under the Canada Business Corporations Act, no shares shall be transferred without the previous consent of the directors expressed by a resolution of the directors of the Corporation and the directors shall not be required to give any reason for refusing to consent to any such proposed transfer. The approval of the directors required by this Article may be in respect of a specific proposed trade or trades or trading generally, whether or not over a specified period of time, or by specific persons or with such other restrictions or requirements as the directors may determine.

Schedule / Annexe
Other Provisions / Autres dispositions

1. The actual number of directors within the minimum and maximum number set out in the Articles may be determined from time to time by resolution of the board of directors.

2. The board of directors of the Corporation may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

3. Meetings of shareholders of the Corporation may be held at any location within Canada or in London, England, New York City, New York, Sao Paolo, Brazil, or Rio De Janeiro, Brazil, as the board of directors may determine in their discretion.

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi canadienne sur les sociétés par actions

Gold Royalty Corp.

Corporate name / Dénomination sociale

1215187-1

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the *Canada Business Corporations Act* as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 178 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes.

R Edwards

Raymond Edwards

Director / Directeur

2020-12-01

Date of amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)

Form 4 / Formulaire 4
Articles of Amendment / Clauses modificatrices

Canada Business Corporations Act (CBCA) (s. 27 or 177)
Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1 Corporate name
Dénomination sociale
Gold Royalty Corp.

2 Corporation number
Numéro de la société
1215187-1

3 The articles are amended as follows
Les statuts sont modifiés de la façon suivante

See attached schedule / Voir l'annexe ci-jointe

4 Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J'atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Josephine Man

Josephine Man
604-630-1000

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou l'une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the *Privacy Act* allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la *Loi sur les renseignements personnels* permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Schedule / Annexe

Amendment Schedules / Annexes - Modification

Amend company's Articles of Incorporation by deleting and cancelling therefrom the schedule providing for Section 7 – Other Provisions, attached thereto, and substituting in lieu thereof such schedule providing for Section 7 – Other Provisions to the Articles of Incorporation as set out below:

Other Provisions / Autres dispositions

1. The actual number of directors within the minimum and maximum number set out in the Articles may be determined from time to time by resolution of the board of directors.

2. The board of directors of the Corporation may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

3. Meetings of shareholders of the Corporation may be held at any location within Canada or the United States, as the board of directors may from time to time determine.